                             ARTICLES SUPPLEMENTARY

                                       OF

                         URSTADT BIDDLE PROPERTIES INC.

     Urstadt Biddle Properties Inc., a Maryland corporation (the "Company"), hereby certifies to the State Department of Assessments and Taxation of the
State of Maryland that:

     FIRST: Under the authority set forth in Article VII of the charter of the
Company, the Board of Directors of the Company on April 29, 2005, classified
850,000 additional unissued shares of the Company's preferred stock, par value
$0.01 per share, as "7.5% Series D Senior Cumulative Preferred Stock." As a
result, the aggregate number of authorized shares of 7.5% Series D Senior
Cumulative Preferred Stock (the "Series D Preferred Stock") is increased from
1,150,000 to 2,000,000.

     SECOND: The additional 850,000 shares of the Series D Preferred Stock shall be subject in all respects to the terms and conditions of the Company's charter and shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption that are applicable to the existing shares of the
Series D Preferred Stock as set forth in the Articles Supplementary of the
Company accepted for record by the State Department of Assessments and Taxation of the State of Maryland on April 8, 2005.

     THIRD: The classification of authorized but unissued shares as set forth in these Articles Supplementary does not increase the authorized capital of the
Company or the aggregate par value thereof.

     FOURTH: These Articles Supplementary have been approved by a majority of the Board of Directors of the Company in the manner prescribed by the Maryland
General Corporation Law.

     IN WITNESS WHEREOF, the undersigned President of the Company acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts set forth herein are true in all material respects and that this statement is made under the penalties for perjury.

     These Articles Supplementary have been executed under seal in the name of the Company and on its behalf by its President and attested to by its Assistant
Secretary on this 29th day of April, 2005.

ATTEST:                                           URSTADT BIDDLE PROPERTIES INC.

/s/Thomas D. Myers                                By: /s/ Willing L. Biddle
------------------------------                        --------------------------
Thomas D. Myers                                       Willing L. Biddle
Secretary                                             President